EMPLOYMENT AGREEMENT


         NewState Capital Co., Ltd. (hereinafter referred to as the "Employer" does hire and employ the undersigned employee (hereinafter referred to as the "Employee") as a Vce Pesident (sic) in charge of Business Development Department and Employee does accept and agree to such hiring and employment in accordance with the following terms and conditions:

         1.       (Position-class)
                  The Employee shall be classified as CEG 7.

         2.       (Base salary)
                  The base salary for Employee as CEG 7 shall be 56,000,000 Won per year (4,666,666 Won per month).

         3.       (Allowance)
                  Employee will be paid as allowance 0.05% of the total amount of loans made by the branch offices under the control of the Business Development Department.

         4.       (Other allowances)
                  Other allowances may be paid in accordance with the basic company policy.

         5.       (Compensation for losses)
                  Employee may expend expenses for maintenance of offices, severance pay and welfare for administrative and business personnel belonging to Business Development Department, entertainment and other business expenses within the limit of 1% of the total amount of loans made by the company. Any losses incurred by the company shall be compensated out of the allowance on a quarterly basis. The ratio of compensation shall be determined by the board of directors from time to time.

         6.       (Distribution of surplus)
                  Any  surplus  after  compensation  of  losses  as set forth in
Article 5 above may be distributed to the employees, subject to the resolution of the board of directors and applicable laws and regulations.

         7.       (Responsibilities)
                  Employee shall be responsible for overall management of the Business Development Department in compliance with the company's basic business policy.

         8.       (Duration)
                  This Agreement may be terminated by the company's personnel order.

         9.       (Severance Pay)
                  Severance pay shall be determined pursuant to the personnel welafre regulatin (sic) on the basis of the base salary as provided for in
Article 1 above exclusive of allowance, director allowance, other allowance, merit bonus or special bonus.\

         10.      (Payment of allowance)
                  Allowance shall be paid every month along with the monthly base salary.

         11.      (Manner of performance)
                  Employee shall perform his duties faithfully, industriously and to the best of his ability in order to achieve the business goal.

         12.      (Validity of agreement)
                  All previous agreements betweeen the parties shall be superseded by this Agreement and shall be null and void. All other matters not specified in this Agreement shall be subject to the company rules and regulations. In the absence of such rules and regulations, such matters shall be resolved by the resolution of the board of directors.

         13.      (Effective date)
                  This Agreement shall take effect as of January 3, 2000


Dated:  January 3, 2000


EMPLOYER                                 EMPLOYEE

NewState Capital Co., Ltd.               Vice President
Representative Director,                 Business Development Department
President

---------------------------------        -------------------------------
Byung Ki Kim                             Kwang Yong Koh